Exhibit 99.1
President's Letter furnished with the December 31, 2009 Annual Report

Dear Fellow Unitholders:

There is no way of getting around the fact that 2009 was an extraordinarily challenging year. The numbers tell the story, with our total revenue of $20 million off 27% from 2008 and 69% lower than our high-water mark just three years ago in 2006. We have to go back 20 years to find the company’s revenue levels this low. We also reported an annual net loss of $272,000, or $0.07 per diluted ownership unit, only the third time in our 24-year history we have failed to generate a profit.

There is a definite temptation to bemoan the difficult economic climate we have been operating in over the past year, and to focus on all the macroeconomic indicators responsible for the great recession that we seem to have just come through. Rather than rehash the origins of this recession and the resulting market conditions it created, I will focus instead on the proactive steps we have taken to add value to the company’s assets and prepare for what we believe is a bright future.

As a small company that is thinly traded and enjoys only a limited following, we are not beholden to meeting analysts’ earnings expectations. As such, we are able to behave more like a private company and make many decisions with an eye towards adding long-term value rather than focusing on short-term results. This past year was a good example of this principle, where we made a number of decisions that pulled down current earnings, but were nonetheless the right thing to do from a long-term perspective.

Foremost among these decisions was a move to conserve cash by cutting our quarterly distribution. Given how far log markets had declined and the uncertainty associated with the length of the housing downturn, we opted to cut our quarterly distribution twice during the year. We cut it from $0.40/unit in the fourth quarter of 2008 to $0.20/unit in the first quarter of 2009 and to $0.10/unit in the fourth quarter of 2009. Relative to 2008, this conserved $4.2 million of cash in 2009 and, at the current quarterly distribution level of $0.10/unit, $5.5 million on an annualized basis.

The reductions in our quarterly distribution, in concert with our relatively low level of debt, also afforded us greater flexibility to cut back our log harvest volume and thereby avoid pushing logs into a depressed market. As was the case in 2008, we decided to reduce our harvest to below our long-term sustainable level. We went into 2009 with the intention of harvesting 37 million board feet (MMBF), a reduction of nearly 30% from our sustainable harvest of 52 MMBF. As we moved into the year, log markets proved to be so weak that we dropped the target harvest by an additional 5 MMBF to 32 MMBF. These harvest deferrals of 2008 and 2009 will add value by allowing the trees to continue to grow while we wait for markets to improve. The mature merchantable timber on our tree farms grows by almost 4% per year, so it will not take much of a log price recovery for this deferral decision to make sense from a discounted cash flow standpoint. Including growth, we have deferred 37 MMBF of volume over the past two years. When markets recover, we plan to harvest this deferred volume as an increment to our sustainable harvest level.

With the collapse of the housing market and the uncertainty associated with how long the recovery will take, we recognized the need early in the year to tighten our belts. We moved to contain costs by letting go of some talented individuals, freezing salaries, and slashing discretionary spending across our operations. These measures led to a 25% reduction in our operating expenses across our three business segments and a 59% decline in discretionary capital spending relative to 2008, all of which helped to mitigate the impact of declining log prices and lower harvest levels. While this cost cutting effort entailed some difficult decisions, it left intact core competencies and will serve us well in 2010 and beyond as we foresee a slow recovery in our markets.

An additional response to the poor state of log markets in 2009 might have been to increase the harvest of higher valued logs to help compensate for declining log prices. Instead, we mirrored our 2008 log sort mix by emphasizing the harvest of lower valued stands with a higher component of pulpwood volume. We did this for two reasons. First, while all log grades declined in price during the year, pulpwood logs experienced the lowest percentage decline. In addition, weighting our harvest mix towards stands with a heavier component of pulpwood volume allowed stands with a higher proportion of more valuable logs to continue to grow. Accordingly, pulpwood volume, as a percent of our total mix, swelled to 23% and 21%, respectively, in 2009 and 2008. By comparison, pulpwood timber comprises only 14% of our total merchantable timber inventory. This bias towards more pulpwood in our harvest mix contributed to the 2009 decline in our total weighted average log price to $410 per thousand board feet (MBF), a drop of 19% from the average 2008 price of $506/MBF and 32% from the average 2007 price of $607/MBF. So again, while this decision to cut lower valued stands in 2009 served to further depress revenue and earnings, we believe it will add value to our remaining asset base.

Lastly, in 2009 we decided to refinance one of our two timber mortgages that, while improving downstream cash flows, reduced near-term earnings. Going into 2009, both our mortgages carried interest rates that were high relative to the current interest rate environment and also represented refinancing risk with both coming due in April 2011. To mitigate this refinancing risk and reduce future interest expense, we refinanced one of these mortgages and entered into a new 10-year, $9.8 million mortgage due in September 2019. The proceeds were used to retire the old mortgage and pay a $1.1 million make-whole premium, which was recognized as a one-time debt extinguishment cost. The interest rate on the new mortgage is fixed at 6.4% versus 9.65% for the refinanced mortgage.

In addition to some of the defensive moves described above, we also had the chance to play some offense during the year. Early in the year, we closed ORM Timber Fund II (Fund II), an $84 million fund focused on acquiring Pacific Northwest timberland properties. As with our first fund, Pope Resources has a 20% co-investment stake in Fund II. Early in the fourth quarter of 2009, Fund II invested $34 million in two separate properties in northwest Oregon totaling 12,000 acres. We are actively seeking attractive timberland acquisitions to fill out this fund’s remaining $50 million of committed capital. Over time, as we are able to grow the size of this timber fund business, we expect that our unitholders will enjoy increased economies of scale, fee income from managing both the properties and the funds, and future carried interest participation fees for each fund that delivers returns to investors above pre-determined thresholds. We are excited to have fund capital available to put to work in the current timberland market, where indications suggest that prices may be moderating.

We have had to make some painful decisions during 2009 including reducing headcount, discretionary expenses, and unitholder distributions in order to conserve capital. These decisions, while difficult, heighten our resolve to not just survive the market downturn, but to continue making the forward-looking decisions that will position our portfolio to capitalize on an economic recovery that is still probably more than a year away. The balance of this letter will examine, in more detail, our capital allocation strategies as well as the actions we are taking in each of our segments to add long-term value to our asset base.

CAPITAL ALLOCATION

In last year’s letter, we detailed the “harvest” of free cash flow from 2004 to 2007 totaling $65 million. Two years ago, at the beginning of 2008, we had cash and short-term investments on our balance sheet totaling $32 million. By the end of 2009, this total, excluding cash from our two timber funds, had declined to approximately $6 million. The table below details the most significant cash outflows during this two-year period and highlights our capital allocation priorities:

($ millions)	2008–09
Distributions to POPE unitholders	$10.7
Timber fund co-investment	6.9
Unit repurchases	5.8
Non-discretionary Real Estate project expenditures	2.7
Discretionary Real Estate project expenditures	2.4
Direct timberland purchases for Pope Resources	0.9
Total	$29.4

While the above table details the cash outflow over the past two years, it is not necessarily a prologue to the next few years. To a great extent, the aggregate amount directed toward these categories in the future will be a function of the strength of our desire to conserve cash as well as the characteristics of the economic recovery.

As described earlier, we reduced our quarterly distribution by 75% in conjunction with our curtailment in log harvest volume. Going forward, our distribution level will be heavily influenced by our harvest level, as that is our primary vehicle for cash flow generation. The amount we will spend to fulfill our timber fund co-investment commitments is difficult to predict as it is dependent on timberland deal flow matching up with attractive acquisition pricing. We have a $10 million co-investment obligation remaining for Fund II, which we anticipate fulfilling during the two-year drawdown period ending in March 2011. However, the drawdown period may be extended upon approval by Fund II’s investors at that time if the fund is not fully invested. If we are able to place all the capital in Fund II during 2010, we anticipate having to tap our $35 million line of credit for a portion of this co-investment obligation. With our current emphasis on preserving cash, we have constrained our unit repurchase program since the middle of 2009. We have also ratcheted back our discretionary Real Estate project expenditures to align with lower anticipated sales velocity over the next few years.

BUSINESS SEGMENT STRATEGIES

Fee Timber

Our Fee Timber segment is the beneficiary of Pope Resources’ strong balance sheet and relatively low level of debt. By cutting our quarterly distribution by 75%, refinancing one of our two timberland mortgages, and obtaining covenant relief during these depressed markets, we were able to do what many other timber companies could not “afford,” namely to reduce both harvest volume and current cash flow during down markets. We have seen many companies being forced to sell into depressed markets due either to high absolute levels of debt or concerns over failing cash flow debt covenants. As described earlier, with our merchantable timber volume growing by almost 4%, it will not take much of a log price recovery for this deferral decision to make sense from a strictly financial standpoint. As markets begin to recover, we anticipate that we will be recouping this 37 MMBF of “banked” timber volume through stepped-up harvest beginning in the next year or two.

When log markets are as depressed as they were in 2009, we observe considerable price compression across both species and log sorts. To manage through this phenomenon, we work hard to retain harvest unit flexibility by maintaining a considerable volume of permitted harvest units. This allows our foresters maximum flexibility to switch harvest units to either capitalize on strong spot pricing or, as in a year like 2009, to sell harvest units that have a heavier mix of log sorts that have experienced a lower relative price decline. We believe this helps us to not only manage through these difficult times, but also positions us to emerge even stronger in the future as markets begin to recover.

We are also continuing work on maintaining our timber inventory system through the annual cruising of between 15% and 20% of our stands aged 20 and older. This statistical sampling effort measures not only volume, but species mix, site index, defect, and log grade. This helps us in three important ways. First, it improves our short-term forest and financial planning efforts by giving us greater confidence in accurately predicting realized harvest volumes. As a part of this process, we compare all harvest unit cutouts (the actual results of our harvest) to the volume estimates developed through our inventory system. Over the past five years, our cutout on 254 MMBF of actual harvests has exceeded our timber inventory by 2.25%. These annual cutout analyses help us to fine tune our growth and yield models, which gives us greater confidence in predicting long-term sustainable harvest levels. Finally, the extensive experience and expertise we have developed using our own personnel to conduct internal timber cruises helps us in assessing acquisition targets for our timber fund business, as we use those same personnel in our acquisition due diligence process.

Our long-term timberland ownership strategy is to diversify away from our traditional holdings in the Hood Canal region of Puget Sound that date from our 1985 formation in a spin-off by Pope & Talbot. Over the past decade, we have grown our timberland base from 72,000 acres to over 121,000 acres when including our 20% interest in ORM Timber Funds I and II. We’ve also diversified into other sub-regional logs markets by expanding into southwest Washington and northwest Oregon. In conjunction with both our timber fund and real estate strategies, we expect this trend to continue over time. We continue to see co-investments in our timber fund offerings as a means of converting a portion of our free cash flow into growing our land base over time. In addition to the fee income stream that will accrue to our Timberland Management & Consulting segment, we see our co-investments as a means of being in the timberland market on a continuous basis and managing this growth through dollar cost averaging. Our real estate strategies will help to fund this growth by capturing the value we have added to our 2,500-acre Real Estate portfolio and leveraging the relatively high timberland values of our Fee Timber portfolio associated with encroaching development pressures. Over time, we expect to continue to shrink our footprint in the Hood Canal region of Puget Sound while continuing to grow in southwest Washington and western Oregon.

Timberland Management & Consulting

When we launched our Olympic Resource Management (ORM) subsidiary in 1997, it signaled a new strategic intent to leverage our expertise in managing our own timberlands into providing that service to third parties. ORM’s first decade was characterized by a succession of three large-scale timberland management contracts for clients that owned large blocks of Pacific Northwest timberland. During this period, we provided comprehensive management services on over 1.5 million acres of timberland stretching from British Columbia to California. Over time, we also recognized market demand for commingled timberland investment funds where outside investors could invest alongside Pope Resources.

In 1985, when Pope Resources was spun off from Pope & Talbot, most timberland was owned by forest product companies that saw the primary value of the land as a source of logs for their mills. At that time, timberland was just beginning to be “discovered” as an alternative investment with attractive return characteristics for institutional investors. As major integrated forest products companies gradually divested of their timberland holdings over the past 25 years, most were sold to large institutional investors through timberland investment management organizations (TIMOs). As we watched this TIMO market evolve over time, we saw four areas where we could offer a differentiated timberland investment fund while leveraging our timberland management expertise. Few, if any, TIMOs were co-investing alongside their third-party investors. We saw an opportunity for Pope Resources to invest its own capital alongside third-party investors while at the same time improving alignment with investors. We also saw a need to provide regional specialization in the Pacific Northwest rather than trying to be in all markets as is the case with many TIMOs. In terms of transaction sizes, we saw an opportunity to focus on middle-market transactions in the $10–$30 million range that were deemed too small for many large TIMOs to pursue. Finally, we observed that most large TIMOs were managing a mixture of large separate accounts and commingled funds, thus creating issues with acquisition queues for investors trying to get into the asset class.

These observations helped to shape our strategy for a differentiated timber fund offering. In 2005, we closed our first timber fund with a total capital commitment of $62 million, 20% of which came from Pope Resources. In late 2006, we placed $58 million of this capital through the purchase of 24,000 acres of western Washington timberland in two transactions. We closed our second fund in early 2009 with a total of $84 million of committed capital, with Pope Resources again providing 20% of the total. As mentioned earlier, we acquired two properties totaling 12,000 acres in northwest Oregon in the fourth quarter of 2009. This leaves another $50 million of committed capital to place sometime in the next year or two before the capital commitment expires. As cash flow generated from timberland investments declined during this current downturn in the housing market, we noted an increase in attractively priced acquisition opportunities. We believe we will be able to capitalize on these investment opportunities as a result of our timber fund business in a way that would not have been possible using only our own capital without significantly increasing leverage and corresponding risk.

There are a multitude of benefits to Pope Resources from being in the fund business that I have trumpeted in prior versions of this letter, including: the attraction and retention of talent to meet the service demands of a third-party business that also benefits Pope Resources’ timberland; diversification of Pope Resources’ core holdings; constant engagement with the market for timberland that keeps our timberland acquisition and disposition skills sharp; and, finally, the addition of a stable stream of fee income to augment the revenue generated from our timberland and real estate holdings.

Real Estate

Following the 2001 sale of our resort assets in Port Ludlow, we shifted the focus of our Real Estate segment away from resort operations and homebuilding to securing entitlements that will add value to our land. After years of operating as a vertically integrated real estate development company, we believe this is the part of the value chain where we can add the most value. This strategy is of particular importance to us as a large portion of the 71,000-acre Hood Canal tree farm is clearly in the path of development. The Pacific Northwest continues to be a desirable place for in-migration from other parts of the U.S. and we believe that is a trend that will continue to put upward pressure on demand for land for decades to come. During the recession of 2001–2002, we focused on developing a pipeline of product we could sell during the next cyclic upturn in the market. This strategy paid off handsomely at the top of the cycle in 2006–2007 when we generated total segment revenues of $40 million from the sale of an array of urban and rural residential lots as well as some very valuable commercial land in our Gig Harbor project.

While this current downturn in the housing market is far more severe than anyone projected and it will likely take a number of years to absorb excess supply of lot inventory, the recovery will eventually happen. In addition to the in-migration referenced earlier, there are strong underlying demographic characteristics that should translate to good long-term demand fundamentals for land in our regional market. We also recognize that many developers have cut staff in the area of lot development. When the market does come back, we believe this will translate to a constrained supply of permitted lots. So while we have cut back on a significant amount of our Real Estate discretionary capital spending, we continue to fund the long-term entitlement efforts that will translate to a supply of lots two to four years from now.

Foremost among these efforts are our residential plats in Gig Harbor and Kingston. In December 2008, we submitted a residential plat application for the 200-acre residential portion of our Gig Harbor project, which is located in a desirable suburb of Tacoma. This plat application, for which we expect to gain approval in 2010, calls for 558 single-family lots and 265 multi-family lots. Once approved, we will incur road infrastructure costs before we have finished lots ready to sell. However, most of the more capital-intensive infrastructure investments have already been completed in conjunction with the Costco sale in 2006. Our 356-acre Kingston project, which is one mile from the Kingston ferry terminal (providing service to the Seattle suburb of Edmonds), finally received plat approval in late 2009 after many years of delay. In February 2010, Kitsap County approved a 15-year development agreement for this project, which calls for 663 single-family lots and 88 multi-family lots. We expect both the Gig Harbor and Kingston projects to have product ready to sell in the next two to three years and we believe this timing should coincide with at least the beginnings of a recovery in the local housing market.

While we are encouraged by the future revenue generating capacity of our Real Estate assets, 2009 was a very slow year. We sold only 50 acres of raw land and rural residential real estate this past year, an all-time low for the company. Although we were satisfied with the $10,420 per acre average price of these sales, we did not see fit to push land sales in a soft market. In this sense, our actions in the Real Estate segment were similar to our decision to defer log harvest volume in our Fee Timber segment. To generate some revenue and cash during this period, we began providing consulting services to banks that now own developable land as a result of non-performing land loans. These consulting services provide a creative way of keeping our Real Estate team largely intact while continuing to work with our properties and still generate some revenue and cash during this time of weak land markets.

Although outright land sales activity has been slow during this market downturn, we have had notable success selling conservation easements over the past few years. These agreements, which typically preserve all our rights to intensively practice silviculture and harvest timber, allow us to monetize the real estate development rights. Nearly 65% of the Real Estate segment’s 2009 revenue was generated by a $3.3 million conservation easement sale on 2,290 acres of our Hood Canal tree farm. Conservation easements such as this are structured to provide benefits to multiple constituencies. Conservation groups work to raise money to retire these development rights and in the process, preserve working forests that help protect soils, streams, and wildlife. We see these agreements as an important tool for extracting real estate value that would otherwise take many years to realize. While these agreements typically take several years to complete, the $6.6 million of conservation easement sales in the past three years have helped us during an otherwise slow period for land sales.

One of the central tenets of our Real Estate segment’s efforts to add value to our lands is to look for win-win solutions with local communities. Since obtaining land entitlements is fundamentally a political process, we believe that seeking such win-win solutions is a key to success. Two of our long-term entitlement efforts are good examples of this principle, the “String of Pearls” strategy for our 8,000 acres of north Kitsap County lands and our “Ring of Fire” initiative for our 24,000 acres of Skamania County lands. In Kitsap County, we are exploring a partnership with the County to increase development densities on 1,000 acres near our historic mill town of Port Gamble in exchange for selling other portions of our 8,000-acre ownership to the public. We believe this will help create the necessary scale to make the re-development of Port Gamble economically viable, while at the same time providing the County with an increased tax revenue base. By allowing for public ownership on the balance of our lands, the broader community will benefit through the development of a regional trail system connecting many of the waterfront towns, or “pearls,” in north Kitsap County. Our Skamania County initiative is based on selling a series of conservation easements over a number of years on 85% of our ownership in that county in exchange for obtaining entitlements on the remaining 15% to provide development opportunities for active recreation and services to support a regional tourism loop around Mt. St. Helens.

To provide for some downside protection should our entitlement efforts not be successful and to protect against the potential for down-zoning on both projects while we are working on each of these initiatives, we deployed a defensive strategy over the past two years of recording 20-acre legal parcels in conformance with current zoning in Kitsap and Skamania counties. We view this as a form of insurance to have saleable lots and lock in our existing rights while we continue to work with both counties and a number of conservation organizations on each of these initiatives. We still have considerable work to do on both projects, but feel the potential long-term return is worth the added effort.

LOOKING FORWARD

As the recession appears to be coming to an end, many economists report that the housing market has finally bottomed out and will begin to recover, albeit slowly. We are hopeful that the housing market will begin to improve this year, but are not counting on it. We remain concerned about the overhang of foreclosures and the impact that high unemployment and tight credit will have on this recovery. Accordingly, we are adopting a cautious operating posture and once more are holding back on our planned log harvest level. As previously announced, we intend to harvest 32 MMBF in 2010, a level similar to 2009 and 47% below our current sustainable harvest of 60 MMBF. If markets do improve faster than anticipated, our deferred harvest volume and large supply of permitted harvest units will allow us to capitalize on that situation.

In the meantime, we are not merely hunkered down in a totally defensive posture. We are growing our timber fund business, investing in our Real Estate portfolio, and actively positioning our land and timber assets to be ready for an expected recovery across our various markets. I am very proud of the fine work our Board, management team, and employees have done in staying focused on executing our strategies and managing through these challenging times. The steps we have taken leading up to and during this recession have maintained the strength of our balance sheet and our ability to raise debt capital if needed while still preserving our ability to capitalize on an economic recovery. I would like to thank our unitholders for your continued support of our strategies and team and, as always, I welcome your feedback.

David L. Nunes
President and CEO
March 15, 2010